                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Equity Residential Properties Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                  [EQUITY RESIDENTIAL PROPERTIES TRUST LOGO]



                            ------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JULY 22, 1997

                           ------------------------


Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Meeting") of EQUITY RESIDENTIAL PROPERTIES TRUST, to be held at One North Franklin Street, Third Floor, Chicago, Illinois, on Tuesday, July 22, 1997, at 10:00 a.m. Central Daylight Time, for the following purposes:

     (1) To elect four (4) trustees of the Board of Trustees to terms expiring in 2000;

     (2) To consider and vote upon an amendment to the Trust's Second Amended and Restated 1993 Share Option and Share Award Plan (the "Award Plan") increasing by 2,000,000 the aggregate number of common shares of beneficial interest of the Company ("Common Shares") which may be issued under the Award Plan to a total of 5,600,000 Common Shares;

     (3) To consider and vote upon an amendment to the Award Plan increasing the aggregate number of Common Shares which may be granted under the Award Plan to any one individual during any calendar year to 500,000 from 250,000; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on June 9, 1997 will be entitled to receive notice of and to vote at the Meeting or any adjournment thereof.


                                    By Order of the Board of Trustees



                                    Bruce C. Strohm, Secretary

Chicago, Illinois
June 17, 1997


ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                      EQUITY RESIDENTIAL PROPERTIES TRUST
                           Two North Riverside Plaza
                               Chicago, IL 60606
                           -------------------------

                                PROXY STATEMENT

                           -------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees (the "Board") of Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), of proxies to be voted at the 1997 Annual Meeting of Shareholders of the Trust (the "Meeting") to be held on Tuesday, July 22, 1997, and any adjournment thereof. Brokers and other nominees who held common shares of beneficial interest, par value $.01 per share ("Common Shares"), of the Trust at the close of business on June 9, 1997, will be asked to contact the beneficial owners of the Common Shares which they hold.

               VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     This Proxy Statement and accompanying proxy are being mailed to the Trust's shareholders ("Shareholders") commencing on or about June 17, 1997. The proxy, if properly executed and returned, will be voted according to your instructions, but it may be revoked at any time before it is exercised by giving notice of revocation in writing to the Secretary of the Trust, by executing and returning a later dated proxy or by voting in person at the Meeting. The mere presence at the Meeting of a Shareholder who appointed a proxy does not itself revoke the appointment of such proxy.

     The cost of the solicitation is anticipated to be nominal and will be borne by the Trust. In addition to solicitation by mail, employees of the Trust may solicit proxies by telegraph, telephone, telecopy and personal interviews.

     Only Shareholders of record at the close of business on June 9, 1997 (the "Record Date"), will be entitled to vote at the Meeting. On such date, 64,609,578 Common Shares were outstanding. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote upon each matter to be voted upon at the Meeting. The presence in person or by proxy of Shareholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. If, however, there is not a quorum at the Meeting, the Shareholders entitled to vote at the Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Meeting until such time as there is a quorum. At such time as there is a quorum present or represented by proxy, the Meeting will reconvene without notice to Shareholders, other than an announcement at the Meeting prior to adjournment, unless the adjournment is for more than 120 days after the Record Date or a new record date has been set.

     If a proxy in the form enclosed is duly executed and returned, the Common Shares represented thereby will be voted in accordance with the Shareholder's instructions. If no such specifications are made, the proxy will be voted: (i) for election of the four nominees for trustee to terms expiring in 2000; (ii) for an amendment to the Trust's Second Amended and Restated 1993

Share Option and Share Award Plan (the "Award Plan") increasing by 2,000,000 the aggregate number of Common Shares which may be issued under the Award Plan to a total of 5,600,000 Common Shares; (iii) for an amendment to the Award Plan increasing the aggregate number of Common Shares which may be granted under the Award Plan to any one individual during any calendar year to 500,000 Common Shares from 250,000 Common Shares; and (iv) at the discretion of Samuel Zell and Douglas Crocker II, the Board's designated representatives for the Meeting, with respect to such other business as may properly come before the Meeting or any adjournment thereof.

                              1996 ANNUAL REPORT

     Shareholders have previously been furnished with a copy of the Trust's 1996 Annual Report which contained its audited financial statements at December 31, 1996. Additional copies of the Trust's Annual Report and Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission ("SEC"), may be obtained without charge by contacting Cynthia McHugh, Senior Vice President--Investor Relations of the Trust, at Two North Riverside Plaza, Chicago, Illinois 60606, 312-466-3779.

                                  PROPOSAL 1
                                  ----------

                             ELECTION OF TRUSTEES

Board of Trustees

     The Board consists of twelve trustees. The Second Amended and Restated Declaration of Trust of the Trust (the "Declaration") provides that the trustees of the Trust shall be divided into three classes as nearly equal in number as possible, with each class having a term of three years. The terms of four trustees expire in 1997. The Board has nominated Edward Lowenthal, Jeffrey H. Lynford, Barry S. Sternlicht and B. Joseph White for election to serve as trustees of the Trust until the 2000 Meeting and until their successors are duly elected and qualified. Messrs. Lowenthal and Lynford were elected to the Board in June 1997 by the Board, were designated as members of the class of trustees whose terms expire in 1997, and are being nominated by the Board for election hereunder pursuant to the terms of an Agreement and Plan of Merger between the Trust and Wellsford Residential Properties Trust ("Wellsford"), pursuant to which Wellsford and the Trust merged in May 1997 (the "Merger"). To maintain equal numbers of trustees in each class in accordance with the Declaration, Gerald A. Spector, a trustee whose term originally expired in 1997, resigned from the Board in June 1997 and was subsequently re-elected by the Board as a trustee whose term expires in 1998. Biographical information for each of the nominees is set forth under the caption "Management." The affirmative vote of Common Shares held of record by owners of a plurality of the Common Shares present in person or represented by proxy at the Meeting is required for election of the nominees. An abstention will have no effect on the outcome of the election of trustees. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as representatives will cast votes for the remaining nominees and for such other person or persons as the Board may recommend. All of the nominees are presently trustees.

     THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

                                  MANAGEMENT


Trustees and Executive Officers

     The following table and biographies provide certain information with respect to the trustees and executive officers of the Trust as of June 9, 1997.


           Name              Age                     Position
Samuel Zell                   55  Chairman of the Board of Trustees (term
                                  expires in 1999)
Douglas Crocker II            57  President, Chief Executive Officer and
                                  Trustee (term expires in 1998)
Alan W. George                39  Executive Vice President-Acquisitions
David J. Neithercut           41  Executive Vice President and Chief Financial
                                  Officer
Gregory H. Smith              46  Executive Vice President-Asset Management
Gerald A. Spector             50  Executive Vice President, Chief Operating
                                  Officer and Trustee (term expires in 1998)
Bruce C. Strohm               42  Executive Vice President, General Counsel and
                                  Secretary
Frederick C. Tuomi            42  Executive Vice President-Property Management
Michael J. McHugh             41  Senior Vice President, Chief Accounting
                                  Officer and Treasurer
John W. Alexander             50  Trustee (term expires in 1999)
Henry H. Goldberg             59  Trustee (term expires in 1999)
Errol R. Halperin             56  Trustee (term expires in 1999)
James D. Harper, Jr.          63  Trustee (term expires in 1998)
Edward Lowenthal              52  Trustee (term expires in 1997)
Jeffrey H. Lynford            49  Trustee (term expires in 1997)
Sheli Z. Rosenberg            55  Trustee (term expires in 1998)
Barry S. Sternlicht           36  Trustee (term expires in 1997)
B. Joseph White               50  Trustee (term expires in 1997)

     The following is a biographical summary of the experience of the trustees and executive officers of the Trust. Officers serve at the pleasure of the Board.

     Samuel Zell has been Chairman of the Board of the Trust since March 1993. Mr. Zell is chairman of the board of directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"), Jacor Communications, Inc., an owner and operator of radio stations ("Jacor"), American Classic Voyages Co., an owner and operator of cruise lines ("American Classic"), Anixter International Inc., a provider of integrated network and cabling systems ("Anixter") and Manufactured Home Communities, Inc., a real estate investment trust ("REIT") specializing in the ownership and management of manufactured home communities ("MHC"). Mr. Zell is chairman of the board and chief executive officer of Capsure Holdings Corp., a holding company whose principal subsidiaries are specialty property and casualty insurers ("Capsure"). He is a director of Quality Food Centers, Inc., an owner and operator of supermarkets ("QFC"), Sealy Corporation, a bedding manufacturer ("Sealy"), Chart House Enterprises, an owner and operator of restaurants, Ramco Energy PLC, an independent oil company based in the United Kingdom, and TeleTech Holdings, Inc., a provider of telephone and computer based customer care solutions.

     Douglas Crocker II has been a Trustee, Chief Executive Officer and President of the Trust since March 1993. Mr. Crocker is a director of Horizon Group Incorporated, an owner, developer and operator of outlet retail properties and has been a director of Wellsford Real Properties, Inc. ("WRP") since June 1997. Mr. Crocker has been president and chief executive officer of First Capital Financial Corporation, a sponsor of public limited real estate partnerships ("First Capital"), since December 1992 and a director of First Capital since January 1993. He was an executive vice president of Equity Financial and Management Company ("EF&M"), a subsidiary of EGI, providing strategic direction and services for EGI's real estate and corporate activities from November 1992 until March 1997. From September 1992 until November 1992, Mr. Crocker was a managing director of investment banking with Prudential Securities, an investment banking firm. He was a director and president of Republic Savings Bank, a national chartered savings and loan association ("Republic"), from December 1988 to June 1992, at which time the Resolution Trust Corporation took control of Republic.

     Alan W. George has been Executive Vice President-Acquisitions of the Trust since February 1997, Senior Vice President-Acquisitions of the Trust from December 1995 until February 1997 and Vice President-Acquisitions and asset manager of the Trust from December 1993 until December 1995. Mr. George was vice president-asset management of Equity Assets Management, Inc., a subsidiary of EGI providing real estate ownership services ("EAM"), from June 1992 to August 1993. He was vice president-asset management for American Real Estate Group, a real estate investment company, from 1990 to 1992.

     David J. Neithercut has been Executive Vice President and Chief Financial Officer of the Trust since February 1995. Mr. Neithercut had been Vice President--Financing of the Trust from September 1993 until February 1995. Mr. Neithercut was a senior vice president--finance of EGI from January 1995 until February 1995. He was a vice president--finance of EAM from October 1990 until December 1994.

     Gregory H. Smith has been Executive Vice President--Asset Management of the Trust since December 1994. Mr. Smith was a senior vice president of Strategic Realty Advisors, Inc., a real estate and advisory company, from January 1994 until December 1994. Mr. Smith was employed at VMS Realty Partners, a sponsor of public and private real estate limited partnerships, from June 1989 until December 1993, most recently serving as first vice president.

     Gerald A. Spector has been a Trustee and Executive Vice President of the Trust since March 1993 and Chief Operating Officer of the Trust since February 1995. Mr. Spector was Treasurer of the Trust from March 1993 through February 1995. From January 1973 until January 1996, Mr. Spector was an officer of EF&M, most recently serving as vice president from November 1994 through January 1996. Mr. Spector was executive vice president and chief operating officer of EF&M from September 1990 through November 1994. From January 1988 until January 1996, Mr. Spector was an officer of EGI, most recently serving as vice president from November 1994 through January 1996. Mr. Spector was executive vice president and chief operating officer of EGI from January 1991 through January 1994.

     Bruce C. Strohm has been Executive Vice President and General Counsel of the Trust since March 1995 and Secretary since November 1995. Mr. Strohm was a Vice President of the Trust since its formation and an Assistant Secretary of the Trust since March 1995. Mr. Strohm was a vice president of Rosenberg & Liebentritt, P.C., a law firm ("R&L"), from January 1988 to March 1995, most recently serving as a member of the firm's management committee.

     Frederick C. Tuomi has been Executive Vice President--Property Management of the Trust since January 1994. Mr. Tuomi had been president of RAM Partners, Inc., a subsidiary of Post Properties, Inc., a REIT, from March 1991 to January 1994. Mr. Tuomi was president of Pilot Property Company, a property management company, from July 1988 until March 1991.

     Michael J. McHugh has been Senior Vice President of the Trust since November 1994 and Chief Accounting Officer and Treasurer of the Trust since February 1995. From May 1990 until January 1995, Mr. McHugh was a senior vice president and chief financial officer of First Capital.

     John W. Alexander has been a Trustee of the Trust since May 1993. Mr. Alexander has been president of Mallard Creek Capital Partners, Inc., primarily an investment company with interests in real estate and development entities, since February 1994. He is a partner of Meringoff Equities, a real estate investment and development company, and is a director of Jacor.

     Henry H. Goldberg has been a Trustee of the Trust since January 1995. Mr. Goldberg is chairman of the board, chief executive officer and founder of Artery Properties, Inc. Founded in 1959, Artery Properties, Inc. is a diversified real estate company. Mr. Goldberg was the direct or indirect general partner (or an executive thereof) of seven partnerships owning residential apartment communities and one commercial office building, each of which filed petitions under the Federal bankruptcy laws during 1992 and 1993. Each of the partnerships is now out of bankruptcy through a reorganization plan agreed to by the project lender.

     Errol R. Halperin has been a Trustee of the Trust since May 1993. Mr. Halperin has been an attorney at Rudnick & Wolfe, a law firm, since 1979, serving as a senior partner and a member of such firm's policy committee since 1981, specializing in Federal income tax counseling and real estate and corporate transactions.

     James D. Harper, Jr. has been a Trustee of the Trust since May 1993. Since 1982, Mr. Harper has been president of JDH Realty Co., a real estate development and investment company. Since 1988, he has been the principal partner in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico, and since 1997, he has been a director of Burnham Pacific Properties Inc., a REIT that owns, develops and manages commercial real estate properties in California. Since June 1997, Mr. Harper has been a director of American Health Properties, Inc., a REIT specializing in health care facilities. Mr. Harper has been a trustee of the Urban Land Institute since 1993.

     Edward Lowenthal has been a Trustee of the Trust since June 1997. Mr. Lowenthal has been the president, chief executive officer and director of WRP since its formation in January 1997 and had been the president and chief executive officer and a trustee of Wellsford, a REIT that owned and operated multifamily properties, since its formation in July 1992 until the Merger. Mr. Lowenthal currently serves as a director of United American Energy Corporation, a developer, owner and operator of hydroelectric and other alternative energy facilities, a director of Corporate Renaissance Group, Inc., a mutual fund, a director of Omega Healthcare, Inc., a REIT, a director of Great Lakes REIT, Inc., a REIT that owns and operates office buildings, and a trustee of Corporate Realty Income Trust, a REIT. He is also a member of the executive committee and

The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). Prior to founding Wellsford, Mr. Lowenthal was a partner of Bear Stearns & Co., a managing director of A.G. Becker Paribas, Inc., and a partner in the law firm of Robinson Silverman Pearce Aronsohn & Berman.

     Jeffrey H. Lynford has been a Trustee of the Trust since June 1997. Mr. Lynford has been the chairman of the board, secretary and director of WRP since its formation in January 1997 and had been the chairman of the board and secretary of Wellsford since its formation in July 1992 until the Merger, and was the chief financial officer of Wellsford from July 1992 until December 1994. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation and as a director of four mutual funds: Cohen & Steers Total Return Realty Fund, Inc., Cohen & Steers Realty Shares, Inc., Cohen & Steers Realty Income Fund, Inc. and Cohen & Steers Special Equity Fund, Inc. He is also a member of the New York bar. Prior to founding Wellsford, Mr. Lynford was a partner of Bear Stearns & Co. and a managing director of A.G. Becker Paribas, Inc.

     Sheli Z. Rosenberg has been a Trustee of the Trust since March 1993. She is a principal of the law firm of R&L. Ms. Rosenberg is chief executive officer, president and a director of EGI. Ms. Rosenberg is a director of Jacor, Capsure, Falcon Building Products, Inc., a manufacturer and supplier of building products ("Falcon"), American Classic, MHC, QFC, Anixter, Sealy and CVS Corporation, a drugstore chain. Since April 1997, Ms. Rosenberg has been a director of Illinois Power Co., a supplier of electricity and natural gas in Illinois, the holding company of which is Illinova Corp., of which Ms. Rosenberg is also a director.

     Barry S. Sternlicht has been a Trustee of the Trust since May 1993. Mr. Sternlicht has been chief executive officer and president of Starwood Capital Group, L.P. since 1993 and president of Starwood Capital Partners, L.P., a privately owned real estate investment firm, since its formation in 1991. Mr. Sternlicht is chairman of the board and chief executive officer of Starwood Lodging Trust, a REIT specializing in the ownership of hotels, and co-chairman of the board of Westin Hotels & Resorts Company, an owner and operator of hotels. Mr. Sternlicht is a trustee of Angeles Participating Mortgage Trust, a mortgage REIT, and a director of U.S. Franchise Systems, a hotel franchise company, and Starwood Lodging Corporation, which manages hotels owned by Starwood Lodging Trust.

     B. Joseph White has been a Trustee of the Trust since May 1993. Mr. White has been a professor at the University of Michigan Business School since 1987 and has served as Dean since 1991. Mr. White is a director of Falcon, Union Pump Company, a manufacturer of pumps, and Kelly Services, Inc., an employment agency.

Meetings and Committees of the Board of Trustees

     Meetings: During the year ended December 31, 1996, the Board held 20 meetings. Each of the present trustees attended over 75% of the total number of meetings of the Board and of its committees which they were eligible to attend except for Mr. Sternlicht who attended approximately 40% of the meetings. There are three standing committees of the Board: the Executive Committee, the Compensation Committee and the Audit Committee, which are described below.

     Executive Committee: The Executive Committee of the Board is comprised of Messrs. Alexander, Crocker and Zell. The Executive Committee has the authority within certain parameters to acquire, dispose of and finance investments for the Trust (including the issuance of additional limited partnership interests ("OP Units") in ERP Operating Limited Partnership (the "Operating Partnership")) and execute contracts and agreements, including those related to the borrowing of money by the Trust, and generally exercise all other powers of the Board, except as prohibited by law. The Executive Committee held one meeting in 1996.

     Compensation Committee: The Compensation Committee of the Board is composed of Messrs. Halperin and Harper and Ms. Rosenberg. Mr. Harper is the chairman. The Compensation Committee reviews and makes recommendations concerning proposals by management with respect to compensation, bonuses, employment agreements and other benefits and policies respecting such matters for the executive officers of the Trust. The Compensation Committee held five meetings in 1996.

     Audit Committee: The Audit Committee of the Board is comprised of Messrs. White, Alexander, Halperin, Sternlicht and Goldberg. Mr. White is the chairman. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Trust's internal accounting controls. The Audit Committee held four meetings in 1996.

Compensation of Trustees

     Trustees who are not employees of the Trust received an annual fee in 1996 of $20,000 for serving as trustees. Effective January 1, 1997, this annual fee was increased to $40,000.

     In addition, trustees who serve on the Audit Committee, the Executive Committee or the Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairs receive an additional $500 per annum. The Trust also reimburses the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Trust. Each trustee is also granted options to purchase 5,000 Common Shares at the fair market value of the Trust's Common Shares at the close of business on the date of the first trustees' meeting following each annual meeting of Shareholders.

     The Trust has adopted an optional deferred compensation plan for its non-employee trustees, pursuant to which the trustees may take any percentage of their annual trustees' compensation they desire in the form of cash, which is placed in a Supplemental Retirement Savings Plan on a tax deferred basis and used to purchase Common Shares under the Trust's 1996 Non-Qualified Employee Share Purchase Plan. Any distributions paid on the Common Shares are automatically reinvested in additional Common Shares. Each trustee would be immediately 100% vested in his/her Common Shares and would be allowed to commence withdrawals over a 1-10 year period following termination of his/her trusteeship. Each trustee has elected to join the deferred compensation plan in order to take all of the trustee's fees they otherwise would have received in cash to purchase Common Shares under the Supplemental Retirement Savings Plan.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of June 9, 1997, information regarding the beneficial ownership of the Trust's Common Shares by each trustee of the Trust, the Trust's five most highly compensated executive officers at year end, and the trustees and named executive officers as a group.



                            Number of       Shares Upon                 Percent
                             Common         Exercise of                    of
                            Shares/1/        Options/2/    Total/1/     Class/1/
                            ---------       -----------    --------     --------
      Name
      ----
John W. Alexander               154           18,334        18,488        *
Douglas Crocker II          204,969/3/       186,666       391,635        *
Henry H. Goldberg           396,087/4/         8,334       404,421        *
Errol R. Halperin             2,334/5/        18,334        20,668        *
James D. Harper, Jr.          2,150           18,334        20,484        *
Edward Lowenthal            127,733/6/             0       127,733        *
Jeffrey H. Lynford          122,544/7/             0       122,544        *
Sheli Z. Rosenberg           15,488/8/        65,334        80,822        *
Gerald A. Spector            52,803/9/        90,167       142,970        *
Barry S. Sternlicht       1,871,554/10/       18,334     1,889,888      2.84%
B. Joseph White               3,439           18,334        21,773        *
Samuel Zell               4,679,645/11/      151,667     4,831,312      7.08%
Frederick C. Tuomi           13,457           54,999        68,456        *
David J. Neithercut          15,401/12/       56,332        71,733        *
Gregory Smith                 4,475           29,999        34,474        *


All trustees and
executive officers as
a group including
the above-named persons
(18 persons)
                          7,530,239          847,665     8,377,904     11.77%

-----------------------------------
*Less than 1%.

(1) The amount of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The percentage of Common Shares beneficially owned by a person assumes that all OP Units or Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, of the Trust ("Series E Preferred Shares") held by the person are exchanged for Common Shares, that none of the OP Units or Series E Preferred Shares held by other persons are so exchanged, that all options exercisable within sixty days of June 9, 1997 to acquire Common Shares held by the person are exercised and that no options to acquire Common Shares held by other persons are exercised.

(2) The amounts shown in this column reflect Common Shares subject to options granted under the Award Plan which are currently exercisable or exercisable within 60 days of the date of this table.

(3) Includes 8,825 Common Shares beneficially owned by Mr. Crocker's spouse. Mr. Crocker disclaims beneficial ownership of the 8,825 Common Shares.
     Also includes 175,000 Common Shares beneficially owned by MWC Partners, L.P., an Illinois limited partnership ("MWC"). Mr. Crocker is sole general partner of MWC. The sole limited partner is a trust created for the benefit of Mr. Crocker's wife and Mr. Crocker's children.

(4) Includes 263,347 OP Units held by Mr. Goldberg, which are exchangeable on a one-for-one basis into 263,347 Common Shares; 48,078 OP Units held by Mr. Goldberg's spouse, which are exchangeable on a one-for-one basis into 48,078 Common Shares; and 75,714 OP Units held by GGL Investment Partners #1 ("GGL"), a Maryland general partnership, which are exchangeable on a one-for-one basis into 75,714 Common Shares. Mr. Goldberg is a general partner of GGL with a 66.67% percentage interest. Mr. Goldberg disclaims beneficial ownership of the interests held by his spouse and 33.33% of the interests held by GGL.

(5) Includes 1,000 Common Shares beneficially owned by Mr. Halperin's spouse. Mr. Halperin disclaims beneficial ownership of the 1,000 shares.

(6) Includes 726 Common Shares beneficially owned by Mr. Lowenthal's spouse. Also includes 374 Common Shares beneficially owned by Mr. Lowenthal as custodian for his minor child. Mr. Lowenthal disclaims beneficial ownership of the 1,100 Common Shares.

(7) Includes 19,832 Common Shares beneficially owned by the Lynford Family Charitable Trust. Mr. Lynford disclaims beneficial ownership of the 19,832 Common Shares.

(8) Includes 1,528 OP Units which are exchangeable on a one-for-one basis into 1,528 Common Shares. Ms. Rosenberg may be deemed to control or share control of the power to invest such Common Shares (assuming exchange into Common Shares). Ms. Rosenberg is a trustee or co-trustee of certain trusts created for the benefit of Mr. Zell and his family and trusts created for the benefit of the family of Mr. Robert Lurie, a deceased partner of Mr. Zell. Such trusts are indirect owners of certain partnerships which own Common Shares and indirect partners of the Operating Partnership. Ms. Rosenberg disclaims beneficial ownership of all such Common Shares and OP Units.

(9) Includes 33,500 Common Shares beneficially owned by Mr. Spector's spouse. Also includes 2,200 Common Shares beneficially owned by Mr. Spector, as custodian for his minor children and 1,150 Common Shares beneficially owned by Mr. Spector as trustee of his daughter's trust. Mr. Spector disclaims beneficial ownership of the 36,850 Common Shares. Also includes 1,683 OP Units which are exchangeable one a one-for-one basis into 1,683 Common Shares.

(10) Includes 1,871,407 OP Units which are exchangeable on a one-for-one basis into 1,871,407 Common Shares. Mr. Sternlicht may be deemed to be the beneficial owner of the 1,871,407 Common Shares (assuming exchange of 1,871,407 OP Units) because Mr. Sternlicht controls or shares control of the power to vote and invest such Common Shares. Mr. Sternlicht disclaims beneficial ownership of 1,573,122 Common Shares (assuming the exchange of 1,573,122 OP Units) because the economic benefits with respect to such Common Shares are attributable to other persons.

(11) Includes 3,436,060 Common Shares (assuming exchange of 3,436,060 OP Units). Mr. Zell may be deemed to be the beneficial owner of these 3,436,060 Common Shares (assuming the exchange of 3,436,060 OP Units) because Mr. Zell controls or shares control of the power to vote and invest such Common Shares, either directly, or as the general partner of partners of the Operating Partnership or as a shareholder of a corporate general partner which owns Common Shares. Mr. Zell disclaims beneficial ownership of 2,191,045 Common Shares (assuming the exchange of 1,557,561 OP Units) because the economic benefits with respect to such Common Shares are attributable to other persons. See "Security Ownership of Principal Shareholders."

(12) Includes 2,000 Common Shares beneficially owned by Mr. Neithercut, as custodian for his minor children. Also includes 1,112 Common Shares (assuming conversion of 2,000 Series E Preferred Shares) beneficially owned by Mr. Neithercut, as custodian for his minor children. Mr. Neithercut disclaims beneficial ownership of the 3,112 Common Shares.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

       The following table sets forth information as of March 1, 1997 (except as otherwise noted), with respect to persons who were known by the Trust to be the beneficial owner of more than 5% of the Trust's outstanding Common Shares as of such date.


                                                                       Percent of            Percent of
                                           Amount and Nature             Class                  Class
Name and Address of Beneficial Owner         of Beneficial           as of March 1,          as of June 9,
                                             Ownership/1/               1997/1/                 1997/2/
--------------------------------------------------------------------------------------------------------------
FMR Corp./3/
82 Devonshire Street
Boston, MA 02109-3614                             6,551,185              11.26%                  10.13%

Samuel Zell and entities controlled by
 Samuel Zell and Ann Lurie/4/
Two North Riverside Plaza
Chicago, IL 60606                                 4,827,979               8.72%                   7.08%

The Prudential Insurance Company of
 America/5/
Prudential Plaza
751 Broad Street
Newark, NJ 07102-3777                             3,816,500               6.56%                   5.90%

Merrill Lynch & Co., Inc. /6/
800 Scudders Mill Road
Plainsboro, NY  08536                             3,220,425               5.54%                   4.98%

------------------------

(1) The amount of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The percentage of Common Shares beneficially owned by a person assumes that all OP Units or Series E Preferred Shares held by the person are exchanged for Common Shares, that none of the OP Units or Series E Preferred Shares held by other persons are so exchanged, that all options exercisable within sixty days of March 1, 1997 to acquire Common Shares held by the person are exercised and that no options to acquire Common Shares held by other persons are exercised.

(2) Pursuant to the Merger, on May 30, 1997 all of the outstanding common shares of beneficial interest of Wellsford ("Wellsford Common") were converted into Common Shares of the Trust at the conversion ratio of .625 Common Shares for each share of Wellsford Common and, as a result, the number of Common Shares outstanding increased significantly. The Trust, therefore, is presenting supplementally the most recently reported ownership of each named beneficial owner as a percentage of the total Common Shares outstanding as of June 9, 1997 for informational purposes only, calculated as described in footnote (1) above. There can be no assurances that the named beneficial owner did not receive Common Shares pursuant to the Merger or that the number of Common Shares owned by each such beneficial owner has not increased or decreased between the date of the required filings made by each such beneficial owner with the SEC and June 9, 1997; these percentages, therefore, may not accurately reflect the percentage of Common Shares owned by each such beneficial owner as of such date.

(3) Pursuant to a Schedule 13G filed with the SEC, as of December 31, 1996, FMR Corp. ("FMR") may have direct or indirect voting and/or investment discretion over these Common Shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. FMR is reporting the combined holdings of the entities for the purpose of administrative convenience.

(4) Includes 3,436,060 OP Units which are exchangeable on a one-for-one basis into 3,436,060 Common Shares. Also included are options to purchase 151,667 Common Shares which are currently exercisable or exercisable within sixty days and beneficially owned by Mr. Zell. Also includes 30,000 Common Shares beneficially owned by the Samuel Zell Foundation. Mr. Zell disclaims beneficial ownership of 2,191,045 Common Shares (assuming the exchange of 1,557,561 OP Units) because the economic benefits with respect to such Common Shares are attributable to other persons. Ms. Lurie disclaims beneficial ownership of 2,518,600 Common Shares (assuming the exchange of 1,878,499 OP Units).

(5) Pursuant to a Schedule 13G filed with the SEC, as of December 31, 1996, The Prudential Insurance Company of America ("Prudential") may have direct or indirect voting and/or investment discretion over these Common Shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential is reporting the combined holdings of the entities for the purpose of administrative convenience.

(6) Pursuant to a Schedule 13G filed with the SEC dated February 14, 1997, Merrill Lynch and Co., Inc. ("Merrill Lynch") may have direct or indirect voting and/or investment discretion over these Common Shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Merrill Lynch is reporting the combined holdings of the entities for the purpose of administrative convenience.

                             EXECUTIVE COMPENSATION

       The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Trust for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 by the chief executive officer and those persons who were, at December 31, 1996, the other four most highly compensated executive officers of the Trust.

                           SUMMARY COMPENSATION TABLE


                                          Annual Compensation                        Long-Term Compensation
                                      -----------------------------         ----------------------------------------
                                                                                    Awards                 Payouts
                                                                            --------------------------   -----------
                                                                                                             Long-
                                                               Other        Restricted    Securities         Term
                                                              Annual           Share      Underlying       Incentive     All Other
    Name and                            Salary      Bonus     Compens.       Award(s)       Options         Payouts     Compensation
Principal Position           Year       ($)(1)      ($)(2)      ($)           ($)(4)     Granted (#)(5)       ($)         ($) (6)
------------------           ----     ----------   -------  -----------     ----------   --------------    ---------    ------------

Douglas Crocker II,          1996        500,000   325,013       4,050         324,987       105,000                          9,000
President and Chief          1995        401,346   200,020           0         199,980        30,000           0              8,955
Executive Officer            1994        298,654   100,015           0          99,985        30,000           0              8,040

Gerald A. Spector,           1996        360,000   200,011       1,786         199,989        80,000                          9,000
Executive Vice President     1995        300,000   100,010           0          99,990        55,000           0              6,528
and Chief Operating Officer  1994        200,000         0           0               0         8,500           0                  0

Frederick C. Tuomi,          1996        235,000    62,501         377          62,499        40,000                          9,000
Executive Vice President-    1995        225,000    40,016           0          39,984        25,000           0              8,192
Property Management          1994        170,269    38,012      62,000(3)       37,988        25,000           0                  0

David J. Neithercut,         1996        225,000    69,969         357          69,969        50,000           0              9,000
Executive Vice President     1995        161,539(7) 45,018           0          44,982        40,000           0              8,955
and Chief Financial Officer  1994              0         0           0               0         3,000           0                  0

Gregory H. Smith, Executive  1996        225,000    62,501         609          62,499        40,000                          9,000
Vice President--Asset        1995        196,827    31,000           0          31,000        15,000           0                  0
Management                   1994          9,250         0           0               0        10,000           0                  0

-----------------------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of these officers.
(2) Cash bonuses are reported in the year earned, even if paid in a subsequent year.
(3) Includes $24,083.00 in amounts paid for relocation.
(4) The named executives received restricted Common Shares as one-half of their annual bonuses, which Common Shares vest upon completion of two years of
    continuous employment following the date of grant.   The dollar amount shown
    equals the number of restricted Common Shares granted multiplied by the fair market value of the Common Shares on the grant date (i.e., 1996-$41.50; 1995-$29.75 and 1994-$30.12). This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. Distributions are paid on all restricted Common Shares at the same rate as on unrestricted Common Shares. The total number of restricted Common Shares awarded each named executive officer in January 1997 based on their performance for the 1996 year is as follows: Douglas Crocker-7,831; Gerald A. Spector-4,819; Frederick C. Tuomi-1,506; David J. Neithercut-1,686; and Gregory H. Smith-1,506. The total number of restricted Common Shares awarded each named executive officer in January 1996 based on their performance for the 1995 year is as follows: Douglas Crocker-6,722; Gerald A. Spector-3,361; Frederick C. Tuomi-1,344; David J. Neithercut 1,512; and Gregory H. Smith-1,042. The total value of the restricted Common Shares awarded in January, 1996 as of December 31, 1996 is $277,282.50, $138,641.25, $55,440.00, $62,370.00 and $42,982.50,
    respectively. Messrs. Crocker and Tuomi received 3,319 and 1,261 restricted Common Shares in December 1994 for services rendered during the 1994 calendar year. In December 1996, the restrictions on these Common Shares lapsed.
(5) Securities underlying options are reported in the year granted.
(6) Includes employer matching and profit-sharing contributions to the Trust's 401(k) Advantage Retirement Savings Plan.
(7) As Mr. Neithercut became employed by the Trust on February 28, 1995, the salary shown for 1995 reflects the salary paid to him between February 28, 1995 and December 31, 1995. Mr. Neithercut's annualized salary in 1995 was $200,000.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                Individual Grants
                           -----------------------------------------------------------------------
                                                                                                       Potential Realizable Value
                                 Number of                                                             at Assumed Annual Rates of
                                Securities      Percent of Total                                        Share Price Appreciation
                                underlying       Options Granted    Exercise or                             for Option Term(1)
                             Options Granted     to Employees in     Base Price                        --------------------------
       Name                       (#)(2)         Fiscal Year (%)       ($/Sh)      Expiration Date      5%($)(3)       10%($)(4)
       ----                -----------------    ----------------    -----------    ---------------     -----------    -----------

Douglas Crocker II               100,000               10.3             29.75           1/18/06          1,870,961      4,741,383
                                   5,000                 .5             32.75           5/10/06            102,981        260,975

Gerald A. Spector                 75,000                7.7             30.375          2/26/06          1,432,700      3,630,744
                                   5,000                 .5             32.75           5/10/06            102,981        260,975

Frederick C. Tuomi                40,000                4.1             30.375          2/26/06            764,106      1,936,397

David J. Neithercut               50,000                5.1             30.375          2/26/06            955,133      2,420,496

Gregory H. Smith                  40,000                4.1             30.375          2/26/06            764,106      1,936,397

------------------------------------------

(1) The dollar amounts under these columns are the result of calculations projected as of the year 2006, assuming the 5% and 10% rates of compounded annual appreciation set by the SEC, and are not intended to forecast possible future appreciation, if any, of the Trust's Common Share price.
     No gain to the optionee is possible without an increase in Common Share price, which would benefit all Shareholders commensurately.
(2) All options are granted at the fair market value of the Common Shares at the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in equal amounts over three years, with the exception of the 5,000 options granted annually to each trustee, which vest 1,667 shares six months after the grant date, 1,667 shares one year after the grant date and 1,666 shares two years after the grant date.
(3) A 5% per year compounded appreciation in Common Share price from $29.75 per share yields $48.46 per Common Share, from $32.75 per Common Share yields $53.35 per Common Share, and from $30.375 per Common Share yields $49.48 per Common Share.
(4) A 10% per year compounded appreciation in Common Share price from $29.75 per Common Share yields $77.16 per Common Share, from $32.75 per Common Share yields $84.95 per Common Share, and from $30.375 per Common Share yields $78.78 per Common Share.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        Number of                Value of
                                                  Securities Underlying        Unexercised
                                                       Unexercised             In-the-Money
                                                        Options at              Options at
                          Shares                    Fiscal Year-End(#)      Fiscal Year-End($)
                       Acquired on      Value          Exercisable/            Exercisable/
        Name           Exercise (#)  Realized($)      Unexercisable          Unexercisable(1)
---------------------  ------------  -----------  ----------------------  ----------------------
Douglas Crocker II          0            0            141,666/88,334        1,871,035/1,067,089
Gerald A. Spector           0            0            45,166/113,334          606,679/1,368,132
Frederick C. Tuomi          0            0             33,333/56,667            429,161/687,088
David J. Neithercut         0            0             26,333/76,667            388,286/947,088
Gregory H. Smith            0            0             11,666/53,334            163,949/630,425

----------------------
(1) Represents the market value of a Common Share at December 31, 1996 ($41.25) less the exercise price of in-the-money options.


                      LONG-TERM INCENTIVE PLANS - AWARDS
                              IN LAST FISCAL YEAR

                           Number of      Performance Or Other Period
                       Shares, Units Or        Until Maturation
Name                   Other Rights (#)            Or Payout
---------------------  -----------------  ---------------------------
Douglas Crocker             14,000                  1/28/00
Gerald A. Spector            8,500                  1/28/00
Frederick C. Tuomi           5,700                  1/28/00
David J. Neithercut          5,100                  1/28/00
Gregory H. Smith             5,700                  1/28/00


          The named executives received restricted Common Shares in 1997 as part of the Trust's performance based restricted share plan (the "Performance Based Plan") for services rendered during the 1996 fiscal year. The number of Common Shares awarded as indicated above represents the "target number" under the Performance Based Plan as referenced in the table below. Fifty percent of the Common Shares to which an executive under the Performance Based Plan may be entitled will vest on the third anniversary of the award; twenty-five percent of the Common Shares will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. However, the executive's rights under the Common Shares will fully vest upon the employee's death, disability or upon the change of control of the Trust. Distributions will be paid on all restricted Common Shares at the same rate as on unrestricted Common Shares commencing on the third anniversary of the award date.

          The number of Common Shares the employee receives on the third anniversary will be calculated based upon the following schedule:

If the Trust's Average Return for the
period from the date of the award to
the third anniversary is:                 0-9%   9%   10%   11%   12%   13%   14%   15%


The executive will receive Common
Shares equal to the target number of
Common Shares times the following
payment percentage:                         0%  50%  100%  115%  135%  165%  190%  225%

          The Trust's Average Return will be expressed as a percentage determined by dividing: (a) an amount equal to the sum of (i) the increase in the price of the Common Shares from the date the award is made to the executive to the third anniversary of the award, divided by three, plus (ii) the amount of the distributions paid during such three year period divided by three, by (b) the price of the Common Shares on the date of the award.

          Notwithstanding anything to the contrary set forth in any of the Trust's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation presented below and the Performance Graph following such report shall not be incorporated by reference into any such future filings.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board consists of the independent trustees of the Trust listed below. The Compensation Committee's functions include the review and approval of the Trust's executive compensation structure and overall benefits program. The purpose of the Trust's executive compensation program is to establish and maintain a performance and achievement oriented environment throughout the Trust. The program emphasizes the development of the Trust so as to achieve and sustain above average growth in earnings with excellence in management. With this emphasis in mind, the program is designed so that executives may earn higher than average total compensation (base salary plus bonus) for an above-average job performance. At the end of 1996, the Trust engaged the services of two independent compensation consulting firms, Ferguson Partners and Hay Group, to advise the Trust as to the appropriate methods and amounts of compensation for its executive officers. There are three major components of executive compensation: (i) base salary; (ii) bonuses and performance based shares; and (iii) share option awards granted under the Award Plan. Each of these components is further discussed below.

          Base Salary. The Trust's overall salary structure is reviewed annually, using outside executive compensation surveys of the (i) real estate industry in general and (ii) REITs in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Where salary information is unavailable for a particular position, salary grade assigned is based on other positions having similar responsibilities within the Trust and in companies with comparable revenues. Individual base salaries are reviewed at least annually. Decisions relating to salary increases are based upon guidelines furnished by senior management. Salary increases are granted based on each executive's performance as well as such executive's position in the applicable salary range.

          Bonus. The objectives underlying the Trust's bonus program are to: (i) more closely link bonus awards to value added for the Trust's Shareholders, and
(ii) promote a culture of performance and ownership among the Trust's managers. During 1996, the target bonuses were 100% for Messrs. Crocker and Spector and 50% for all other Executive Vice Presidents. A bonus is typically paid in excess of target levels only when Trust performance for the year is at the upper level within its peer group.

          Executive officers' mid-term incentives are accomplished by tying the executive officers' performance to the continued performance of the Trust. The Trust accomplishes this by awarding the Chief Executive Officer and each other executive officer some or all of his or her bonus, as determined by the Compensation Committee, in restricted Common Shares or Common Share equivalents, which shares vest two years from the date of grant. The Compensation Committee believes that having its executive officers "invest" a portion of their bonuses in Common Shares or Common Share equivalents facilitates better alignment of the executive officer's compensation with the performance of the Trust's Common Shares.

          The long-term incentives for executive officers are in the form of performance-based restricted shares and share option grants.

          Performance Based Restricted Share Plan. The Performance Based Plan is designed to focus the Trust's key employees eligible under this plan on achieving a high level of total return (i.e., stock appreciation and distributions) to the Trust's Shareholders, and to encourage such key employees to continue their employment with the Trust. Under this plan, awards will be made to the President and Chief Executive Officer and to all Executive Vice Presidents on an annual basis by setting a target number of Common Shares for each executive. The employee will be eligible to receive from fifty percent (50%) to two-hundred twenty-five percent (225%) of the target number of Common Shares, or not receive any Common Shares at all, based on the Trust's Average Return (as heretofore described), received by Shareholders during the three-year period following the award. The number of Common Shares an executive will receive will be fixed and determined and then issued (subject to the five-year vesting formula previously discussed) to the executive beginning on the third anniversary of the grant of award. It is anticipated that awards will be made on an annual basis so that by the fifth year of an award, each executive will have vested and unvested rights in each of the previous five awards.

          Share Options. The Compensation Committee recognizes that while the bonus program provides rewards for positive short-term and mid-term performance, the interests of Shareholders are best served by giving key employees the opportunity to participate in the appreciation of the Trust's Common Shares through the granting of share options. The Compensation Committee believes that, over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve Shareholder objectives. The Share Options vest over a period of three years at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The amount of Share Options awarded each executive was determined utilizing the aforementioned executive compensation surveys and an assessment of the executive officer's achieved performance goals and objectives.

          Deferred Compensation Agreements. To encourage Mr. Crocker and Mr. Spector to remain in the employ of the Trust, the Board has entered into Deferred Compensation Agreements with Mr. Crocker and Mr. Spector. Mr. Crocker's Deferred Compensation Agreement, entered into in 1996, provides Mr. Crocker with a salary benefit after his termination of employment with the Trust. If Mr. Crocker's employment is terminated without cause, he would be entitled to annual deferred compensation for a 10-year period commencing on the termination date in an amount equal to his average annual base compensation (before bonus) for the prior five calendar years, multiplied by a percentage equal to 10% per each year since December 31, 1995. In the event Mr. Crocker's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Crocker be terminated for cause or should he choose to leave voluntarily, prior to age 65, without good reason, he would not be entitled to any deferred compensation.

          Mr. Spector's Deferred Compensation Agreement, entered into in 1997, provides Mr. Spector with a salary benefit after his termination of employment with the Trust. If Mr. Spector's employment is terminated without cause, he would be entitled to annual deferred compensation for a 15-year period commencing on the termination date in an amount equal to 75% of his average annual base compensation (before bonus) for the prior five calendar years, multiplied by a percentage equal to 6.67% per each year since December 31, 1996. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily without good reason, he would not be entitled to any deferred compensation.

          In January 1996, Mr. Crocker was issued options to purchase 100,000 Common Shares, which options vest over a three-year period and are effective for 10 years. The Board also approved a Share Distributions Agreement with respect to such options for Mr. Crocker in 1996. Pursuant to the terms of the Share Distributions Agreement, upon the exercise of any of these options, Mr. Crocker would be entitled to a cash payment in an amount equal to the total amount of Common Share distributions that would have been paid on said Common Shares being exercised had he owned said Common Shares for the period from January 18, 1996 until the date of the exercise of the options in question. This agreement is not affected by Mr. Crocker's death or termination of employment with the Trust.

          Based on the executive compensation surveys and the Trust's financial performance in 1996, the Compensation Committee believes that the salary, bonus, performance shares and option grants of Mr. Crocker, the Chief Executive Officer and President of the Trust, are fair and competitive and that the Trust's overall executive compensation ranks in the upper quartile among the general real estate industry and among REITs. This ranking correlates with the excellent financial performance of the Trust in 1996 when compared against that of other REITs. The Trust accomplished its main goals in 1996 by increasing its net income and funds from operations per

Common Share, strengthening its balance sheet and diversifying its portfolio across the United States, which provides stability in cash flows and insulation against regional economic downturns. During Mr. Crocker's tenure as Chief Executive Officer and President, the Trust has become the largest REIT owner and operator of multifamily properties and has the largest market capitalization of all multifamily REITs and second largest market capitalization among all REITs. The key performance measure the Compensation Committee used to determine Mr. Crocker's 1996 compensation was that the Trust's financial performance in 1996 was in the top quartile in almost every financial category as compared to other REITs, due in large part to Mr. Crocker's leadership, foresight and experience. The Compensation Committee noted the following factors in support of its conclusion:

 .  A 13% increase in funds from operations per Common Share over 1995;
 .  Excellent "same store" operating results with such properties achieving a
   7.5% increase in net operating income;
 .  Distributions per Common Share of $2.40, a 9.9% increase over 1995;
 .  Superior return to the Trust's Shareholders in 1996 as the price of the
   Trust's Common Shares appreciated 35% during 1996;
 .  Successful equity and debt offerings in 1996 of $754 million;
 .  Total market capitalization of $4.2 billion, an increase of 51% over 1995;
   and
 . Acquisition of 48 properties in 1996, consisting of 15,297 units representing a $754 million investment.

          Based on the Trust's excellent corporate performance in 1996, the Compensation Committee believes that the compensation program properly rewards its executive officers for achieving improvements in the Trust's performance and serving the interest of its Shareholders.

          Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), generally disallows a Federal income tax deduction for compensation in excess of $1 million paid in any year to any of the Trust's executive officers listed in the Summary Compensation Table who are employed by the Trust on the last day of a taxable year. Section 162(m), however, does allow a deduction for payments of "performance based" compensation, the material terms of which have been approved by Shareholders. Awards under the Trust's Award Plan may, but need not, satisfy the requirements of Section 162(m). The Trust believes that because it qualifies as a REIT under the Code and therefore is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Trust's taxable income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of Shareholder distributions may be subject to Federal income taxation as dividend income rather than return of capital. The Trust does not believe that Section 162(m) will materially affect the taxability of Shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax portion of individual Shareholders.

                            Respectfully submitted,

                         James D. Harper, Jr., Chairman
                               Errol R. Halperin
                               Sheli Z. Rosenberg

                               PERFORMANCE GRAPH

     The following Common Share price performance graph compares Shareholders' return on the Trust's Common Shares since August 11, 1993, the date of commencement of the Trust's initial public offering, with the Standard and Poors ("S&P") 500 Stock Index and the index of equity REITs prepared by the NAREIT. The Common Share price performance graph assumes an investment of $100 in each of the Trust and the two indexes on August 11, 1993 and the reinvestment of all dividends. Equity REITs are defined as those trusts which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Common Share price performance presented for the period from August 11, 1993 through December 31, 1996 is not necessarily indicative of future results.

200.00

180.00

160.00

140.00

120.00

100.00  [GRAPH]

 80.00
        -------------------
 60.00  TRUST
        S&P 500 Stock Index
 40.00  NAREIT Equity Index
        -------------------
 20.00

  0.00
August 1993     Dec. 1993     Dec. 1994     Dec. 1995     Dec. 1996


                       August 1993  Dec. 1993  Dec. 1994  Dec. 1995  Dec. 1996
TRUST                       100.00     125.24     125.84     138.54     199.73
S&P 500 Stock Index         100.00     105.39     106.78     146.91     180.64
NAREIT Equity Index         100.00      97.14     100.23     129.69     156.26

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     EGI or certain of its affiliated entities provide the Trust and its subsidiaries with certain administrative, office facility and other services with respect to certain aspects of the Trust's business, including, but not limited to, real estate tax evaluation services and other services with respect to certain aspects of the Trust's business. The Audit Committee annually reviews the rates charged by EGI for services rendered to the Trust. Amounts incurred for these services amounted to approximately $393,600 for the year ended December 31, 1996.

     R&L, a law firm in which Ms. Rosenberg is a principal, provides legal services to the Trust and certain of its subsidiaries. Amounts incurred for these services amounted to approximately $645,100 for the year ended December 31, 1996. The Trust has also engaged Seyfarth, Shaw, Fairweather & Geraldson, a law firm in which Ms. Rosenberg's husband is a partner, and Rudnick & Wolfe, a law firm in which Mr. Halperin is a partner, to perform legal services from time to time.

     The Trust occupies office space at various office buildings which are owned and managed by Equity Office Properties, Inc., an entity affiliated with Mr. Zell. Amounts incurred for such office space in 1996 were $619,514. The Riverside Agency, Inc., an affiliate of Mr. Zell, provides insurance brokerage services (including reimbursements for insurance premiums) to the Trust. For the year ended December 31, 1996, the Trust incurred fees of $4,128,267, which amount primarily represented reimbursement for insurance premiums. Multifamily residential communities owned by various affiliates of Mr. Zell and Mr. Goldberg are also managed by the Trust. The Trust received approximately $6.7 million in property and asset management fees from such affiliates for the year ended December 31, 1996.

     Mr. Goldberg is a two-thirds owner and chairman of the board of directors of Artery Property Management, Inc. ("APMI"), a real estate property management company. In connection with the acquisition of certain properties from Mr. Goldberg and his affiliates during 1995, the Operating Partnership made a loan of $15,212,000 evidenced by two notes and secured by 465,545 OP Units. Mr. Goldberg estimates that his interest in this transaction equaled $26,000,000. The largest aggregate amount of indebtedness outstanding under the loan at any time during 1996 and the amount outstanding as of December 31, 1996 was $15,212,000. The first note issued in the amount of $1,056,000 accrues interest at the prime rate plus 3-1/2% per annum. The second note issued in the amount of $14,156,000 bears interest equal to approximately $300,000 per year plus the amount of distributions payable on 433,230 of the OP Units pledged as collateral for this loan. In addition, APMI provided consulting services to the Trust with regard to property acquisitions and business opportunities and the amounts incurred for these services in 1996 totaled approximately $300,000.

     Mr. Tuomi borrowed $100,000 from the Trust in 1994 related to his purchase of a home in the Chicago area. The loan bears interest at 30-day London Interbank Offered Rate ("LIBOR") plus 2% with interest due quarterly. The largest principal amount owed in 1996 was $90,000 and the principal balance at December 31, 1996 was $72,000. The loan is payable in equal principal installments of $18,000 over five years.

     Mr. Tuomi borrowed $40,000 from the Trust in 1996 related to the payment of a tax liability incurred when the restrictions relating to 1,261 Common Shares lapsed on December 16, 1996. The loan carried interest at the rate of 8-1/2% with the outstanding principal balance, together with any accrued and unpaid interest due on the earlier of March 31, 1997 or the sale of Mr. Tuomi's 1,261 Common Shares. The largest principal amount owed in 1996 was $40,000 and the principal balance at December 31, 1996 was $40,000. Payment was secured by a pledge of Mr. Tuomi's 1,261 Common Shares. The loan was paid in full on March 5, 1997.

     Mr. Crocker borrowed $78,000 from the Trust in December 1995. The loan incurred interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1996 was $78,000 and the principal balance at December 31, 1996 was $78,000. Interest was due monthly with the outstanding balance due on March 31, 1997. Payment was secured by a pledge of Mr. Crocker's restricted share awards issued in January 1996. The loan was paid in full on March 3, 1997.

     Mr. Crocker borrowed $140,000 from the Trust in April 1996 related to the payment of a tax liability incurred. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1996 was $140,000 and the principal balance at December 31, 1996 was $140,000. Interest is due monthly with the outstanding balance due on March 1, 1998. Payment was secured by a pledge of Mr. Crocker's restricted share awards issued in January 1996.

     Mr. Crocker borrowed $564,000 from the Trust during 1996. The loan bears interest at monthly LIBOR plus 2% with interest due quarterly. The largest principal amount owed in 1996 was $564,000 and the principal balance at December 31, 1996 was $564,000. Payment is secured by a pledge of Mr. Crocker's Common Shares. Payments of principal shall be payable annually in the amount of $80,580 on March 15, 1997 and in the amount of $80,570 on March 15th of each of the next six succeeding years. A payment in the amount of $80,580 was received in February 1997 and the principal balance now is $483,420.

     The executive officers listed below are indebted to the Trust as a result of purchasing Common Shares from the Trust in June 1994. The loans accrue interest, payable quarterly in arrears, at the applicable federal rate, as defined in the Internal Revenue Code of 1986, as amended, in effect at the date of each loan. The loans are due and payable on the first to occur of the date in which the individual leaves the Trust, other than by reason of death or disability, or the respective loan's due date. The loans are with recourse to the respective individuals and are collateralized by a pledge of the Common Shares purchased. All distributions paid on pledged Common Shares in excess of the then marginal tax rate on the taxable portion of such distributions are used to pay interest and principal on the loans.


                      Largest Principal
                         Amount Owed        Balance at      Interest
Name                       in 1996       December 31, 1996    Rate
--------------------------------------------------------------------
Douglas Crocker II      $  878,776          $  850,318        6.21%
Douglas Crocker II         983,171             960,748        6.15%
Douglas Crocker II         944,584             944,584        7.26%
Douglas Crocker II       1,901,807           1,901,807        7.93%
Frederick C. Tuomi         314,861             314,861        7.26%

Interests of Messrs. Lynford and Lowenthal in the Merger

     Messrs. Lynford and Lowenthal received certain benefits from, and entered into certain agreements with, the Trust or the Operating Partnership in connection with the Merger. Each of Messrs. Lynford and Lowenthal had an employment agreement with Wellsford that entitled him to certain benefits as described below. In addition, in prior years each of the executives has earned and received additional compensation from Wellsford in the form of share loans, grants of restricted shares and share options. Set forth below is a discussion of the treatment of the various benefits and other compensation paid in connection with the Merger to Messrs. Lynford and Lowenthal by reason of these pre-existing agreements.

     Share Loans. Under the employment agreements with Wellsford, Messrs. Lynford and Lowenthal previously purchased Wellsford Common over the years at their then fair market value, the purchase price of which was borrowed from Wellsford and evidenced by a ten-year promissory note. Upon the Merger, the then remaining principal balance of the loans was forgiven for Messrs. Lynford and Lowenthal in the amounts of approximately $1.5 million and $1.5 million, respectively.

     Change in Control Share Grants. In accordance with the terms of their employment agreements, immediately prior to the Merger, Messrs. Lynford and Lowenthal were each issued 22,346 shares of Wellsford Common, which shares were converted into 13,966 Common Shares, respectively, in the Merger pursuant to the same conversion ratio that all shares of Wellsford Common were converted into Common Shares.

     Restricted Share Grants. Restricted share grants of 11,375 shares of Wellsford Common had previously been made to Messrs. Lynford and Lowenthal by Wellsford, portions of which had vested and portions of which remained subject to forfeiture prior to the Merger. All restricted shares, whether vested or not, participated in the Merger on the same basis as all other shares of Wellsford Common. The 7,109 Common Shares received by Messrs. Lynford and Lowenthal on account of the 11,375 restricted shares of Wellsford Common held by each of them continue to remain subject to vesting and will be forfeited (as to 50% on January 1, 1998 and 50% on January 1, 1999) unless the Trust achieves on a consolidated basis a minimum 5% increase in funds from operations per Common Share for the twelve-month period ending on the December 31 immediately preceding the applicable vesting date over funds from operations per Common Share for the preceding twelve-month period.

     Vested Options. Each of Messrs. Lynford and Lowenthal received, upon the exercise of vested options, 30,827 shares of Wellsford Common. Such shares of Wellsford Common were converted in the Merger into 19,266 Common Shares for each of Messrs. Lynford and Lowenthal.

     Tax Payments. Pursuant to their employment agreements and other compensation arrangements with Wellsford, in connection with the Merger the Trust paid on behalf of Messrs. Lynford and Lowenthal approximately $1.2 million and $1.2 million, respectively, relating to certain Federal, state and local income and excise tax liabilities to the Internal Revenue Service and the various state and local tax authorities.

     Consulting Agreements. Messrs. Lynford and Lowenthal have executed a consulting agreement with the Operating Partnership. The consulting agreements each have a term of five years from May 30, 1997, the closing date of the Merger (the "Effective Time"). Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal will serve as a senior management consultant to the Operating Partnership and, in all events, will receive compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

     Appointment to Board of Trustees of the Trust. On June 6, 1997, each of Messrs. Lynford and Lowenthal was appointed to the Board of Trustees of the Trust for a term ending at the Meeting. The Trust has agreed to cause Messrs. Lynford and Lowenthal to be nominated for election as trustees at the Meeting for a term ending at the annual meeting of the Trust in the year 2000.

     Indemnification. The Trust has indemnified each former trustee and officer of Wellsford, including Messrs. Lynford and Lowenthal, to the same extent after the Effective Time as such individuals were indemnified by Wellsford prior to the Effective Time.

Certain Agreements Between the Operating Partnership and WRP

     The following describes certain aspects of the agreements entered into by the Operating Partnership and WRP in connection with the Merger on the Effective Date. Each of Messrs. Lynford and Lowenthal are officers and directors of WRP and Mr. Crocker is a director of WRP. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which were filed as exhibits to the registration statement on Form 10 filed by WRP under the Exchange Act.

     Common Stock and Preferred Stock Purchase Agreement. Upon consummation of the Merger, WRP entered into a Stock Purchase Agreement with the Operating Partnership (the "Stock Purchase Agreement") pursuant to which the Operating Partnership purchased from WRP upon the Effective Date shares of WRP Class A Common Stock for an aggregate purchase price of $3.5 million. In addition, the Operating Partnership has agreed to purchase from WRP up to 1,000,000 shares of WRP Series A Preferred Stock at $25.00 per share as requested by WRP over the three-year period commencing on the Effective Date. The Operating Partnership and WRP have entered into voting agreements, rights of first refusal and registration rights agreements relating to such shares of WRP.

     WRP Board Member Elected by the Operating Partnership. On the Effective Date, the Operating Partnership, as the holder of WRP Class A Common Stock, was entitled to elect, and did so elect, Mr. Crocker to the WRP Board of Directors. Mr. Crocker received options to purchase 21,375 shares of WRP Common Stock upon his election as a director of WRP. In the event Mr. Crocker (or other person subsequently elected by the Operating Partnership to the WRP Board of Directors) becomes unable or unwilling to serve as a director or is no longer employed by the Operating Partnership, the Operating Partnership and WRP will agree to the election of another member of senior management of the Operating Partnership to the WRP Board of Directors.

     Agreement Regarding Palomino Park. Upon consummation of the Merger, WRP and the Operating Partnership became the shareholders in Wellsford Park Highland Corp. ("WPHC"), with WRP owning 80% of the shares of WPHC, consisting of voting Class A Shares, and the Operating Partnership owning the remaining 20% of WPHC, consisting of non-voting Class B Shares. WPHC is one of two members of the limited liability companies which own Phase I and Phase II, respectively, of Palomino Park, a master planned five Phase multifamily development project in suburban Denver, Colorado. The Operating Partnership has no further obligation to contribute capital to WPHC.

     The Operating Partnership has entered into a credit enhancement agreement with WRP under which it will make its credit available to Dresdner Bank, A.G., N.Y. Branch in the form of a guaranty in respect of a letter of credit issued to WRP for a period of eight years from the Effective Time. WRP has agreed to pay an annual credit enhancement fee to the Operating Partnership for such enhancement and has agreed to reimburse the Operating Partnership for any amounts it pays under the guaranty, together with interest on such amounts.

     The Operating Partnership has assumed Wellsford's obligation pursuant to a $36.7 million construction loan relating to Phase I of Palomino Park with NationsBank, N.A. ("NationsBank"). The Operating Partnership is obligated, assuming completion of construction, if the loan is not paid when due, to pay NationsBank the lesser of the loan balance or the final agreed upon budget. The Operating Partnership receives fees from WRP in exchange for this guaranty. The Operating Partnership has agreed to provide similar credit support in relation to Phase II of Palomino Park, which has an expected construction loan requirement of approximately $30 million.

                                  PROPOSAL 2
                                  ----------

                    APPROVAL OF AN AMENDMENT TO THE TRUST'S
                       SECOND AMENDED AND RESTATED 1993
                       SHARE OPTION AND SHARE AWARD PLAN

     The Trust seeks Shareholder approval of an amendment to increase the number of Common Shares authorized to be awarded under the Trust's Award Plan from 3,600,000 Common Shares to 5,600,000 Common Shares. The Board approved the amendment to the Award Plan on February 24, 1997 as set forth in Exhibit A attached to this Proxy Statement and recommended that it be submitted to the Shareholders of the Trust for approval.

     The Award Plan provides a means whereby the Trust may award Common Shares, grants of share options to purchase Common Shares, share appreciation rights, (in tandem with or independent of Options) and/or dividend equivalent rights with respect to Common Shares, restricted shares and performance based shares to certain key employees, officers, trustees and consultants of the Trust and its subsidiaries who are and will be responsible for the Trust's future growth and continued success. The Board believes that it is advisable to have additional Common Shares available for future issuance in connection with employee share incentive programs.

     The purpose of amending the Award Plan is to increase the number of Common Shares eligible for issuance thereunder by 2,000,000 Common Shares to an aggregate of 5,600,000 Common Shares. At December 31, 1996 there were 974,537 remaining Common Shares available for issuance under the Award Plan. Subject to Shareholder approval of this amendment to the Award Plan, since January 1, 1997 the Compensation Committee of the Board has determined to grant options to purchase 1,670,207 Common Shares under the Award Plan. Subsequent to the approval of this amendment and the grant of such options (net of options forfeited back to the Award Plan upon termination of employees), there will be 667,835 remaining Common Shares available for issuance under the Award Plan. The proposed amendment to the Award Plan will not result in any new plan benefits to the Trust's trustees, executive officers or other employees.

     The amendment to the Award Plan shall not take effect until approved by the holders of a majority of the Common Shares present, or represented, and entitled to vote at the Meeting. Abstentions will have the same effect as votes against the approval of this amendment to the Award Plan. Broker non-votes will not be counted as Common Shares entitled to vote on the matter and will have no effect on the vote.

     THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AWARD PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS AMENDMENT TO THE AWARD PLAN UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

                                  PROPOSAL 3
                                  ----------

                    APPROVAL OF AN AMENDMENT TO THE TRUST'S
                       SECOND AMENDED AND RESTATED 1993
                       SHARE OPTION AND SHARE AWARD PLAN

     The Trust seeks Shareholder approval of an amendment to increase the aggregate number of Common Shares authorized to be granted to any one individual under the Trust's Award Plan from 250,000 Common Shares to 500,000 Common Shares. The Board approved the amendment to the Award Plan on June 5, 1997 as set forth in Exhibit B attached to this Proxy Statement and recommended that it be submitted to the Shareholders of the Trust for approval.

     The purpose of amending the Award Plan to increase the number of Common Shares authorized to be granted to any one individual thereunder by 250,000 Common Shares to an aggregate of 500,000 Common Shares is to give the Compensation Committee flexibility in providing incentive to, and rewarding, the senior members of management of the Trust for superior performance that results in the Trust's future growth and continued success. Subject to Shareholder approval of this amendment to the Award Plan, on January 28, 1997 the Compensation Committee of the Board determined to grant Mr. Crocker options to purchase 457,500 Common Shares at an exercise price of $41.50 per Common Share and such options will be granted if this amendment is approved.

     The amendment to the Award Plan shall not take effect until approved by the holders of a majority of the Common Shares present, or represented, and entitled to vote at the Meeting. Abstentions will have the same effect as votes against the approval of this amendment to the Award Plan. Broker non-votes will not be counted as Common Shares entitled to vote on the matter and will have no effect on the vote.

     THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AWARD PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS AMENDMENT TO THE AWARD PLAN UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Trust to report, based on its review of reports to the SEC about transactions in its Common Shares furnished to the Trust and written representations of its trustees, executive officers and 10% Common Shareholders, that for 1996:

     Mr. Alexander filed a Form 4 late to report the sale of 2,000 Common Shares; Mr. Goldberg filed a Form 4 late to report the redemption of 300 Preference Units of the Operating Partnership for 300 Common Shares; Mr. Halperin filed a Form 4 late to report the acquisition of 300 Common Shares; Mr. McHugh filed a Form 4 late to report the acquisition of 200 Common Shares; Mr. Sternlicht filed a Form 4 late to report the exchange of 325,000 OP Units for 325,000 Common Shares and the distribution of such Common Shares to the beneficial owners thereof; and Mr. Zell filed a Form 4 late to report the acquisition of 30,000 Common Shares by the Samuel Zell Foundation.

                                   AUDITORS

     Ernst & Young L.L.P. ("Ernst & Young") served as the Trust's auditors for the fiscal year ended December 31, 1996 and has been engaged to serve as the Trust's auditors for the fiscal year ending December 31, 1997. Grant Thornton L.L.P. ("Grant Thornton") served as the Trust's auditors for the fiscal year ended December 31, 1995. The Board dismissed Grant Thornton as the Trust's auditors effective March 1, 1996. In connection with the audits of the Trust conducted by Grant Thornton for the fiscal years ended December 31, 1994 and 1995, the two most recent fiscal years audited by Grant Thornton, there were no disagreements with Grant Thornton on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure. Grant Thornton's report on the financial statements of the Trust for 1994 and 1995 was unqualified. During 1994 and 1995, there were no consultations with Ernst & Young with regard to either the application of accounting principles as to any specific transaction, either completed or proposed; the type of audit opinion that would be rendered on the Trust's financial statements; or any matter of disagreements with Grant Thornton. The decision to change accountants was approved by all Audit Committee members as well as the Board.

     Representatives of Ernst & Young are expected to be available at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                  SHAREHOLDER PROPOSALS FOR THE 1998 MEETING

     Shareholder proposals intended to be presented at the 1998 annual meeting of Shareholders must be received by the Secretary of the Trust no later than November 26, 1997, in order to be considered for inclusion in the Trust's Proxy Statement relating to the 1998 meeting.

                                 OTHER MATTERS

     The Board knows of no other matters to be presented for Shareholder action at the Meeting. If any other matters are properly presented at the Meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their best judgment.


                                       By Order of the Board of Trustees



                                       Bruce C. Strohm, Secretary
Chicago, Illinois
June 17, 1997

                                   EXHIBIT A
                                   ---------

                   Proposed Amendment to the Second Amended
              and Restated 1993 Share Option and Share Award Plan

     RESOLVED, that the first sentence of paragraph 4 of the Equity Residential Properties Trust Second Amended and Restated 1993 Share Option and Share Award Plan is hereby amended to read in its entirety as follows:

     4. Shares Subject to the Plan. Subject to the provisions of paragraph 13, the aggregate number of Shares for which Share Awards, Options and SARs may be granted under the Plan shall not exceed 5,600,000 Shares.

                                   EXHIBIT B
                                   ---------

                   Proposed Amendment to the Second Amended
              and Restated 1993 Share Option and Share Award Plan

     RESOLVED, that the second sentence of subparagraph 3(a) of the Equity Residential Properties Trust Second Amended and Restated 1993 Share Option and Share Award Plan is hereby amended to read in its entirety as follows:

     Notwithstanding the foregoing, the maximum number of Shares with respect to which Options and SARs may be granted during any calendar year to any Grantee is 500,000 Shares.

                                   P R O X Y

                      EQUITY RESIDENTIAL PROPERTIES TRUST

         Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606

       This Proxy is Being Solicited on Behalf of the Board of Trustees For the Annual Meeting of Shareholders to be Held on July 22, 1997

     The undersigned shareholder of Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby appoints DOUGLAS CROCKER II and SAMUEL ZELL, or either of them (the "Representatives"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Shareholders of the Trust to be held in Chicago, Illinois, on July 22, 1997, and any adjournment thereof (the "Annual Meeting"), and to vote all Common Shares of the Trust which the undersigned may be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

     You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Trustees' recommendations. The Representatives cannot vote your shares unless you sign and return this card.

     Note: If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

                                                                   -------------
                                                                    SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
                                                                   -------------

[X]  Please mark
     votes as in
     this example.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR authority to vote FOR the election as trustee of the four nominees to terms expiring in 2000 and FOR Items 2-4 and otherwise in the discretion of the proxy holders.

     1. Authority to vote for the election as trustees of the four nominees listed below to terms expiring in 2000:
         Nominees: Edward Lowenthal, Jeffrey H. Lynford, Barry S. Sternlicht, and B. Joseph White.

                                                            MARK HERE  [ ]
               FOR [ ]          [ ] WITHHELD               IF YOU PLAN
               ALL                  FROM ALL                TO ATTEND
             NOMINEES               NOMINEES               THE MEETING

                                                            MARK HERE  [ ]
                                                           FOR ADDRESS
                                                            CHANGE AND
     [ ] ______________________________________________     NOTE BELOW
             For all nominees except as noted above

                                                       FOR  AGAINST  ABSTAIN
     2.  Authority to vote for the approval of the     [ ]    [ ]      [ ]
         amendment to the Second Amended
         and Restated 1993 Share Option and
         Share Award Plan (the "Award Plan")
         increasing by 2,000,000 the aggregate
         number of Common Shares which may
         be issued under the Award Plan to a
         total of 5,600,000 Common Shares.

     3.  Authority to vote for the approval of the     FOR  AGAINST  ABSTAIN
         amendment to the Award Plan                   [ ]    [ ]      [ ]
         increasing the aggregate number of
         Common Shares which may be granted
         under the Award Plan to any one
         individual during any calendar year to
         500,000 from 250,000.

     4. In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

     MARK HERE TO DISCONTINUE EXTRA ANNUAL      [ ]
     REPORT.

     Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title next to signature.


Signature:________________ Date:_______ Signature:________________ Date:_______